EXHIBIT 5.1
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
December 14, 2009
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089
Re:	Finisar Corporation — Registration Statement for Offering of 10,104,863 Shares of Common Stock
Dear Ladies and Gentlemen:
          We have acted as counsel to Finisar Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) an additional 761,337 shares of the Company’s common stock and an equal number of related preferred stock purchase rights issuable under the Company’s 1999 Employee Stock Purchase Plan, as amended (the “US Purchase Plan”), (ii) 2,250,000 shares of the Company’s common stock and an equal number of related preferred stock purchase rights issuable under the Company’s 2009 Employee Stock Purchase Plan (the “2009 US Purchase Plan”), (iii) 250,000 shares of the Company’s common stock and an equal number of related preferred stock purchase rights issuable under the Company’s 2009 International Employee Stock Purchase Plan (together with the US Purchase Plan, and the 2009 US Purchase Plan, the “Purchase Plans”) and (iv) an additional 6,843,526 shares of the Company’s common stock and an equal number of related preferred stock purchase rights issuable under the Company’s 2005 Stock Incentive Plan (the “Incentive Plan” and, together with the Purchase Plans, the “Plans”).
          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
          We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plans. Based on such review, we are of the opinion that, if, as and when the shares have been issued and sold (and the consideration therefor received) pursuant to (i) the provisions of duly authorized stock purchase rights issued under the Purchase Plans and in accordance with the Registration Statement and (ii) the provisions of duly authorized award agreements under the Incentive Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.
          We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the shares registered on this S-8 registration statement.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP